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                 TO BE MAILED TO SHAREHOLDERS ON APRIL 26, 2001

                              VIRTUALFUND.COM, INC.
                        6462 City West Parkway, Suite 175
                             Eden Prairie, MN 55344




                                                                  April 25, 2001
Dear Shareholder:

         We are writing to you again because we believe you deserve to have a Board of Directors that protects the value of your investment. Our first obligation can only be to you, the shareholders and true owners of VirtualFund.

         As you know, your Board is strongly convinced that Melvin Masters, who can be removed from the Board only by his own resignation or a shareholder vote, has consistently placed his own self interest before yours. We believe that Mr. Masters' conduct has demonstrated that he is not worthy of your trust and that he should be removed from the Board. We urge you to vote FOR his removal by signing, dating and returning the enclosed proxy card today in the envelope provided.

         In our view, the fact that, as detailed in the proxy statement, Masters defied the Board in signing the Manugistics agreement and wiring $2.5 million of your money to them without authorization is evidence enough of his blatant disregard for the welfare of the Company and its shareholders. But you should also know that the Board's review of Company records after Masters' suspension revealed a pattern of conduct that was unacceptable, the details of which appear to have been concealed from VirtualFund's Board. It is now apparent that there have been many other instances in which Mr. Masters has used the resources and assets of your company as if they were his own. Consider the following:

         o Masters blocked the Company's receipt of $1 million. In November 2000, the Company was positioned to receive a $1,000,000 payment related to the sale of the ColorSpan Division. One condition the Company needed to satisfy to receive the payment was Masters' consent to a sublease of property owned by his GRAMPI Trust. Less than 48 hours after his suspension as CEO, Masters withdrew his previously issued consent. His action continues to block the Company from receiving the $1 million. The Board believes he was acting vindictively when he withdrew his consent.

         o On November 1, 2000, Masters moved his personal accountant off the TimeMasters payroll and onto the VirtualFund payroll, at a yearly salary of $55,000. Mr. Masters never tendered a contract proposal to the Board for review, discussion or approval.

         o Masters used the Company to avoid a significant personal alimony obligation. Masters' divorce decree from his second wife, Nancy Sawyer, then an employee of the Company, relieved Masters from any obligation to pay alimony as long as Masters provided Sawyer with the same title and salary she enjoyed at the time of their divorce, or "a comparable position at another company." Ms. Sawyer's salary was $100,000 per year at the time of the divorce--her employment with the Company continued until your current Board fired her for cause on March 2, 2001.

         o Masters' divorced second wife received full-time salary for working part-time. By her own written admission, while she pursued her MBA degree, Sawyer was frequently available to work for the Company no more than 18-24 hours per week, even though she continued to be paid $100,000 a year. We believe Masters and Sawyer considered the personal benefit they each received from this paramount to yours: Sawyer wrote to Masters, "If you walk away from LM [LaserMaster, the Corporation's name at the time] - I'm sure it would give Bob [Wenzel, then Chief Operating Officer] and Tom [Ryan, then Executive Vice
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                  President] great pleasure to fire me as soon as they can. And if I have to get a real job, I need the degree." (emphasis added)

         o Masters used Company money to pay personal obligations under his divorce decree. On a regular basis between January 1995 and November 2000, Masters directed the Company to pay off other personal obligations under the same divorce decree. This included paying for Nancy Sawyers' health club membership, as well as her tuition and books in connection with her MBA program.

         o Masters paid Netform, a company owned by his fourth wife, Jessicca Tran-Masters, $5,000 per month for undocumented "consulting services," Our subsequent investigation has been unable to locate any corporate information about Netform. We believe it is telling that the billing address for NetForm is the same as the luxury apartment outside of San Francisco where Masters and Tran-Masters spent a lot of time, and that the template for the monthly Netform Invoice was in a file on Masters' Company computer.

         o Masters caused the Company to pay for a luxury San Francisco Bay Area Apartment used primarily by Jessica Tran-Masters. This California apartment was rented by TimeMasters, a company controlled by Masters, but TimeMasters billed the $3,200 monthly rent to VirtualFund. VirtualFund also paid the utility expenses. Again, we believe it is significant that the utility bills submitted are in the name of Jessica Tran-Masters.

         We consider the Masters' actions summarized above to be abuses of the fiduciary duty owed to you as shareholders. We strongly urge you to vote FOR removing Mr. Masters from the Board of Directors by signing, dating, and returning the enclosed proxy card today.

         Thank you for your support.

                                Very truly yours,


                  Edward S. Adams                   John Cavanaugh
                  Director                          Director


                  Timothy R. Duoos                  Stephen Fisher
                  Director                          Director


                  Roger J. Wikner
                  Director

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                                   IMPORTANT

     Remember, if you hold your shares in "Street-Name," only your bank or broker can vote your shares and only upon your specific instruction. Please sign date and return the enclosed proxy today to ensure that your vote is represented at the Meeting.

     Your vote is important, no matter how many or how few shares you may own. Failing to vote or abstain from voting will have the same effect as a vote to keep Masters on the Board. We urge you to vote FOR Masters removal today.

      If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

                           INNISFREE M&A INCORPORATED
                          TOLL-FREE AT 1-888-750-5834

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